Exhibit 99.1

iGATE Announces Completion of Patni Acquisition; Phaneesh Murthy appointed CEO of Patni

Patni gets a new board, continues to be listed in India and on NYSE

Fremont, CA and Mumbai, India – 12th May, 2011

Further to the purchase agreements entered into on Jan 10, 2011 to acquire a majority stake in Patni, iGATE and Patni today announced the completion of the acquisition.

Highlights:

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Transaction marks completion with the buyout of the principal stock holders, Narendra Patni, Ashok Patni, Gajendra Patni and General Atlantic, and 20% Mandatory Tender Offer (“MTO”) to the public shareholders. The MTO was fully subscribed giving iGATE a majority stake of approximately 83% in Patni Computer Systems.

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Both iGATE and Patni will continue to exist as separate listed entities and will work together on an integration exercise with the advice of professional consultants and advisors. The two companies will operate on an independent basis and in the best interests of their respective stakeholders with a view to building value for both sets of shareholders.

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As a consequence of the acquisition, the Board at Patni has been reconstituted comprising the following: Jai Pathak, who will serve as the Chairman of the Board, Phaneesh Murthy, CEO, Shashank Singh, Co-Head of Apax India and Göran Lindahl, Member of iGATE Board are the new directors with existing members Vimal Bhandari, and Arun Duggal continuing as independent directors.

•	The Patni Board appointed Phaneesh Murthy, CEO, iGATE as the CEO of Patni. Consequently, Jeya Kumar has stepped down as the CEO of Patni.

•	Surjeet Singh, CFO, Patni will continue in office until 31st May 2011 and then step down when the Board expects to appoint a new Financial Officer.

Announcing the acquisition, Phaneesh Murthy said, “Successful completion of the transaction was our single focus over the last four months and I am very excited to formally move from integration planning to integration execution between the two companies. Our intent is to generate synergies out of the integration and, with iGATE’s differentiated iTOPS based Business Outcomes model coupled with Patni’s micro-vertical focus, deliver value to our customers.”

“Our integration focus is to bring revenue and earnings growth in both companies and hence enhance shareholder value in both organizations,” he added.

On the customer reaction, Phaneesh said, “We believe there are a number of cross selling opportunities across the 360 clients of iGATE and Patni and will focus on improving service levels and deepening our engagement with existing clients. The initial feedback from the customers has been very encouraging. In the next three years, our goal is to become the leader by capability in two verticals and a significant player in at least three to four other verticals.”

“We will significantly expand our market presence and, pursuant to our integration program, go to the marketplace with a common identity called iGATE Patni. Under a new logo, iGATE Patni will stand for the combined value of both the organizations. This common identity will be represented by leadership across both the organizations with Sean Narayanan, Sujit Sircar, Srinivas Kandula, David Kruzner and Robert Massie from iGATE and Sunil Chitale, Satish Joshi, Derek Kemp and Vijay Khare from Patni as the proposed key executives,” he said.

Talking about the talent in iGATE and Patni, Phaneesh said, “The mood across employees in both the organizations is upbeat and I see a clear enthusiasm in both teams eager to come together to create a competitive entity.”

“Tagged as the Best Employer in India over three years now, we will strive to ensure a great career experience and a cohesive environment for all 26000 employees in days to come. In our integration programs too, our goal is to ensure total smoothness with no disruption in the existing day jobs,” he concluded.

Highlights of iGATE and Patni together:

-    Employee Base of 26000 and a client base of 360.

-    Two $100 million dollar clients, two $50 million dollar clients and 36 $5 million dollar clients.

-    Top five accounts contributing to 38% and top ten accounts contributing to 49% of revenues.

-    10 Delivery centers across India, Mexico and Australia, and over 50 offices in 20 countries.

About iGATE:

iGATE is the first Business Outcomes driven integrated Technology and Operations (iTOPS) solutions provider with a global delivery model. iGATE’s unique business model aligns with the client’s strategic objectives to achieve operational efficiencies, increase cost variability and rationalize their current operating environment. With industry expertise spanning decades, iGATE has developed the right solutions with its Business Outcomes driven approach for industry verticals – Banking, Insurance, Manufacturing, Retail, Health Care, Media & Entertainment and Telecom & Hi-Tech.

About Patni:

Patni is a global provider of IT services and business solutions, servicing Global 2000 clients. Patni services its clients through its micro-vertical focus in banking, financial services (BFS) and insurance (I); manufacturing, retail and distribution (MRD); life sciences; communications, media and utilities (CMU).

Patni’s service offerings include application development and maintenance, enterprise software & systems integration services, business and technology consulting, product engineering services, infrastructure management services, customer interaction services & business process outsourcing, quality assurance and engineering services.

Media Contact:	Investor Contact:

Prabhanjan Deshpande “PD”	Araceli Roiz

+91 80 4104 5006	+1 (510) 896 3007

PD@igatepatni.com	Araceli.roiz@igatepatni.com